EXHIBIT 23.1

[LETTERHEAD OF PRICEWATERHOUSE COOPERS]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Montpelier Re Holdings Ltd., of our report dated March 13, 2006 relating to the consolidated financial statements and financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the incorporation by reference of our report dated March 13, 2006 relating to the financial statement schedules, which appears in such Form 10-K.

/s/ Pricewaterhouse Coopers
Hamilton, Bermuda
June 9, 2006